Exhibit 99.1

PRESS RELEASE

Clorox CFO Kevin Jacobsen to Retire; Luc Bellet Named CFO

OAKLAND, California, Jan. 28, 2025 — The Clorox Company (NYSE: CLX) today announced that after nearly 30 years with the company, Chief Financial Officer Kevin Jacobsen has decided to retire effective April 1. Luc Bellet, an 18-year Clorox veteran, will succeed Kevin and they will work together on an orderly transition.

Jacobsen joined Clorox in 1995 and has served as CFO since 2018. During his tenure as CFO, Jacobsen has driven the company’s IGNITE strategy and played a significant role in evolving the company’s portfolio while delivering strong financial results and total shareholder returns, which were in part enabled by his guidance on the company’s strong margin transformation efforts.

“Kevin has been a change agent in driving our overall transformation and execution of our IGNITE strategy. I want to extend my heartfelt gratitude to Kevin for his partnership, leadership and numerous contributions to Clorox, and I wish him the very best in his retirement,” said Linda Rendle, Chair and CEO. “We are fortunate to have a strong leader in Luc Bellet ready to step into this important role, which is a testament to Kevin’s continued development of his team and our thoughtful succession planning. I’m confident that Luc will build on the solid foundation Kevin has created as we drive profitable growth for the future and enhance long-term shareholder value.”

Effective April 1, Bellet will be appointed executive vice president and chief financial officer, reporting to CEO Linda Rendle, and will serve on the company’s executive committee. Bellet is currently Clorox’s treasurer and has worked in leadership roles in all facets of the company’s financial organization – including financial planning and analysis, internal audit and business development.

“Our business is in a position of operational strength and we’re embarking on an important phase of growth through our digital transformation,” said Jacobsen. “Luc is the right leader to drive our business forward at this time, and I’m confident that his vast experience across all aspects of our business will enable continued growth and success.”

Kevin will actively serve in his CFO role through the transition on April 1 and then continue at Clorox in an advisory capacity until his retirement in June.

About The Clorox Company
The Clorox Company (NYSE: CLX) champions people to be well and thrive every single day. Its trusted brands include Brita®, Burt's Bees®, Clorox®, Fresh Step®, Glad®, Hidden Valley®, Kingsford®, Liquid-Plumr® and Pine-Sol® as well as international brands such as Clorinda®, Chux® and Poett®. Headquartered in Oakland, California, since 1913, Clorox was one of the first in the U.S. to integrate ESG into its business reporting. In 2024 the company was ranked No. 1 on Barron's 100 Most Sustainable Companies list for the second consecutive year. Visit thecloroxcompany.com to learn more.

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